EXHIBIT 4.3

SUBORDINATION AGREEMENT

This Subordination Agreement (“Agreement”) dated as of June 13, 2002 is made by the undersigned persons (the “Initial Junior Creditors”) and Korn/Ferry International, a Delaware corporation (the “Company”) in favor of Bank of America, N.A. and the other Senior Creditors described herein, with reference to the following facts:

A. Pursuant to a Loan Agreement dated as of October 31, 2000 between the Company, and Bank of America, N.A., as sole Lender and as Administrative Agent (as at any time amended, extended, supplemented, replaced or supplanted, the “Loan Agreement”), Bank of America, N.A. has extended certain credit facilities to the Company. As of the date hereof, Bank of America is the sole Lender party to the Loan Agreement.

B. Pursuant to certain Convertible Subordinated Notes (the “Junior Notes”) of even date herewith, true and correct copies of an exemplar of which are attached hereto as Exhibit A, the Initial Junior Creditors shall make loans to the Company in the aggregate principal amount of $40,000,000.

C. The Initial Junior Creditors also shall make investments in the Convertible Series A Preferred Stock of the Company on the date hereof in the aggregate amount of $10,000,000 (the “Junior Stock”).

D. The Company and the Initial Junior Creditors have requested that Bank of America, N.A. execute an amendment to the Loan Agreement to permit the issuance of the Junior Notes and the Junior Stock.

NOW, THEREFORE, in order to induce Bank of America to amend the Loan Agreement as set forth above, and for other valuable consideration, the Initial Junior Creditors hereby agree as follows:

1. Definitions. The following terms are used with the respective meanings set forth after each:

1.1    “Allocable Amounts” when used with respect to any Senior Debt, means all amounts due or to become due on such Senior Debt, whether by way of principal, interest, fees, premiums, indemnification obligations, expenses or any other amounts of any type or nature, including any interest which accrues following the commencement of any Proceeding.

1.2    “Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all obligations for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

1.3    “Junior Creditor” means each person or entity at any time holding any of the Junior Notes or Junior Stock, and includes the Initial Junior Creditors.

1.4     “Junior Notes” has the meaning set forth in the recital hereto, and includes any instruments for which such Notes are exchanged, and any additional notes of the same character issued as payment in kind of interest in respect of such Notes.

1.5    “Junior Stock” has the meaning set forth in the recital hereto, and includes any instruments for which such Convertible Preferred Stock are exchanged, and any additional shares of the same character issued as payment in kind of dividends in respect of such shares.

1.6    “Senior Creditors” means all persons who at any time are the holders of Senior Debt, and includes without limitation Bank of America, in its capacity as a lender under the Loan Agreement referred to in Recital A hereto, and its assigns.

1.7    “Senior Debt” means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), of (i) all Debt of the Company and its Subsidiaries under the Loan Agreement and the other Loan Documents referred to therein, whether incurred on or prior to this Agreement or hereafter incurred, and (ii) all Debt of the Company and its Subsidiaries under any credit facility or facilities which in form or substance refinance, extend, replace or supplant the Loan Agreement (unless, in the instrument creating or evidencing the such other credit facilities, it is provided that such obligations are not superior in right of payment to this the Junior Notes or the Junior Stock or to other Debt which is pari passu with, or subordinated to, the Junior Notes or the Junior Stock).

1.8    “Proceeding” is defined in Section 3.

1.9    “Subordinated Payment” is defined in Section 3.

1.10    “Subsidiary” means each corporation or other business entity more than 50% of the outstanding voting stock or other equity securities of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

2.    Representations of the Company and the Initial Junior Creditors. The Company and the Initial Junior Creditors severally represent and warrant to the Senior Creditors (with the understanding that these representations and warranties will survive the execution of this Agreement) that:

2.1    Each of the Initial Junior Creditor and the Company are authorized to execute and deliver this Agreement, and that this Agreement constitutes their legal, valid and binding agreement;

2.2    The copies of the Junior Notes and the Certificate of Designations for the Junior Stock attached hereto are true and correct and in all respects what they purport to be;

2.3    The holders of the Junior Notes and the Junior Stock do not have (and will not hereafter accept without the consent of Bank of America), any guarantees or other forms of suretyship support from the Subsidiaries of the Company or any collateral from the Company or any of its Subsidiaries for the Junior Notes or the Junior Stock (the Initial Junior Creditors acknowledging that they have been informed that the same would be prohibited by the Loan Agreement);

2.4    By their respective terms, no payment of cash or cash equivalents may be required under the Junior Notes or the Junior Stock prior to December 1, 2002, unless and to the extent that a mandatory redemption of the Junior Notes or the Junior Stock may be required by reason of the occurrence of a “Change of Control Event” as defined therein, other than the closing fees, expenses and other amounts payable on the date hereof, which are in an aggregate amount not to exceed $4,500,000.

3. Subordination.

3.1    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company (each such event, if any, referred to as a “Proceeding”), then the Senior Creditors shall be entitled to receive payment in full of all Allocable Amounts of the Senior Debt, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to each of the Senior Creditors, before the Junior Creditors are entitled to receive or retain any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution which may be payable or deliverable by reason of the payment of any other Debt of the Company subordinated to the payment of the Junior Notes or the Junior Stock, such payment or distribution being hereinafter referred to as a “Subordinated Payment”), on account of the Junior Stock or the Junior Notes. In furtherance thereof the Senior Creditors shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Junior Stock or the Junior Notes in any such Proceeding.

3.2    In the event that, notwithstanding the foregoing provisions of this Section, any Junior Creditor shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities in respect of the Junior Stock or the Junior Notes, including any Subordinated Payment, before all Allocable Amounts of all Senior Debt are paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to each of the Senior Creditors, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Allocable Amounts of all Senior Debt remaining unpaid, to the extent necessary to pay all Allocable Amounts of all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

3.3    As used herein, the phrase “any payment or distribution of any kind or character, whether in cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which securities are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as the Junior Notes and the Junior Stock are subordinated as provided herein.

3.4    No right of any present or future Senior Creditor to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms and provisions and covenants of the Junior Notes, the Junior Stock or this Agreement, regardless of any knowledge thereof which such Senior Creditor may have or be otherwise charged with. The Senior Creditors may extend, renew, replace, modify or amend the terms of the Senior Debt, including increasing the principal amount thereof or the interest rates thereon, or any security or guarantee thereof or therefor, fail to perfect any lien or security interest therefor, and release, sell, exchange or enforce such security or guarantee or elect any right or remedy, or delay in enforcing, or release any right or remedy or otherwise deal freely with the Company and any security for the Senior Debt all without notice to the Junior Creditors and all without affecting the liabilities and obligations of the Junior Creditors under this Agreement, even if any right of reimbursement or subrogation or other right or remedy of the Junior Creditors are extinguished, affected or impaired thereby. The Senior Creditors shall not be required to marshal assets for the benefit of the Junior Creditors, and may proceed to enforce any remedies held by them in any manner or order whatsoever. In addition, any of the Senior Creditors may at any time enter into agreements extending credit to the Company, its Subsidiaries or the Junior Creditors without affecting the liabilities and obligations of any of the Junior Creditors or the Company under this Agreement.

The parties hereto acknowledge that the various agreements between the Company and the Junior Creditors may limit the ability of the Company to enter into amendments or modifications of the Loan Documents with the Senior Creditors and nothing herein shall be deemed to have released the Company from any such limitations.

3.5    It is expressly agreed that, except as set forth in Section 2 hereof, there is no restriction on the payment of distribution on or in respect of the Junior Notes or the Junior Stock during the pendancy of any Proceeding.

3.6    Nothing herein shall affect the relative priority as between the holders of the Junior Notes, on the one hand, and the holders of the Junior Stock, on the other hand, to distributions out of assets of the Company upon any liquidation, dissolution or bankruptcy or insolvency proceeding involving the Company.

4.    Proofs of Claim. The Junior Creditors shall file appropriate proofs of claim in any Proceeding in respect of the Company not later than 10 days prior to the bar date therefor and, in the event of their failure to do so, Bank of America (or if Bank of America is not then a Senior Creditor, any other Senior Creditor holding Debt of the Company in excess of $5,000,000) may do so as the attorney in fact of the relevant Junior Creditor, hereby being appointed by the relevant Junior Creditors to do so (such appointment being coupled with an interest and irrevocable).

5.    Voting of Claims. Each Junior Creditor may vote its own claim in any Proceeding, but shall not do so in an manner which would result in the approval of any plan of reorganization which is objected to by any class of Senior Creditors which is not immediately and fully paid in cash pursuant to that plan.

6.    Acknowledgement Re Payments. Each of the Junior Creditors acknowledges and agrees that all amounts payable with respect to the Junior Notes and the Junior Stock when any Proceeding is pending, including without limitation (a) principal, interest, fees, expenses, premium and all other amounts payable in respect of the Junior Notes, and (b) the principal amount of, dividends, distributions, redemption payments and all other amounts payable in respect of the Junior Notes, whether such rights to payment arise before or after the commencement of any such Proceeding, and regardless of any claim or demand made in respect of any such amounts prior to the commencement of any such Proceeding, shall be junior and subordinate to the payment and performance of the Senior Obligations in the manner contemplated by this Agreement.

7.    Legends. The Company agrees that each instrument, document or agreement evidencing the Junior Stock and the Junior Notes shall bear the following conspicuous legend:

“This instrument is subject to subordination in the manner, and to the extent, set forth in that certain Subordination Agreement dated as of June 13, 2002 made by Korn/Ferry International (the “Company”) and certain other persons in favor of Bank of America and certain Senior Creditors, a copy of which may be obtained from the Company.”

8. Payments in Kind. Nothing herein shall prevent the Company from making, or the Junior Creditors from taking and receiving, payments in kind or conversion to common stock in respect of the Junior Notes and the Junior Stock consisting of the issuance of additional Junior Notes and additional Junior Stock of the same character.

9. Attorneys Fees and Expenses of Enforcement. In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to recover their reasonable attorney’s fees and costs, in addition to such other relief as the court, arbitrator or other tribunal may award.

10. Governing Law. THIS AGREEMENT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, AND WITHOUT REFERENCE TO THE CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS THEREOF.

11. Arbitration Reference.

11.1    Arbitration. Any controversy or claim between or among the parties hereto arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

11.2    Judicial Reference. A controversy or claim which is not submitted to arbitration as provided and limited in subparagraph (a) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

11.3    Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

12. Counterparts. This Agreement may be executed in counterparts, and by the various parties on different counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above by their duly authorized representatives.

“Junior Creditors”

Friedman Fleischer & Lowe Capital Partners, L.P.
By: Friedman Fleischer & Lowe, GP, LLC,
its General Partner

By:	/S/ DAVID L. LOWE
Name: David L. Lowe
Title: Senior Managing Member

Initial Investment in Junior Stock $9,822,000, Initial Investment in Junior Notes $39,289,240.

FFL Executive Partners, L.P.
By: Friedman Fleischer & Lowe, GP, LLC,
its General Partner

By:	/S/ DAVID L. LOWE
Name: David L. Lowe
Title: Senior Managing Member

Initial Investment in Junior Stock $178,000, Initial Investment in Junior Notes $ 710,760.

By executing this Agreement in the space provided below, the Company consents hereto and agrees that it shall not make any payments which are prohibited by the terms hereof.

Korn/Ferry International, a Delaware corporation

By:	/S/ GARY D. BURNISON
Name: Gary D. Burnison
Title: Chief Financial Officer

Accepted:

BANK OF AMERICA, N.A.

By:	/S/ RONALD PARISI
Name: Ronald Parisi
Title: Senior Vice President